Exhibit 4.5

Execution Copy

AMENDMENT NO. 1 TO

SENIOR SUBORDINATED SECURED NOTE AND
WARRANT PURCHASE AGREEMENT

This Amendment No. 1 effective as of September 30, 2003 (this “Amendment No 1”) amends that certain Senior Subordinated Secured Note and Warrant Purchase Agreement dated as of November 26, 2002 (as so amended and in effect from time to time, the “Purchase Agreement”), by and among SoftBrands, Inc., a Delaware corporation (the “Company”), its Significant Subsidiaries (as defined in the Purchase Agreement) (collectively, the “Borrowers”) and Capital Resource Partners IV, L.P. (the “Purchaser”).

1.                                      Amendment of the Purchase Agreement.

1.01.                     Section 2.01 of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“2.01.                  The Notes.  The Company has authorized the issuance and sale to the Purchasers of the Company’s Senior Subordinated Secured Notes, due December 31, 2008, in the original aggregate principal amount of $20,000,000.  The Senior Subordinated Secured Notes shall be substantially in the form set forth as Exhibit 2.01 attached hereto and are herein referred to individually as a “Note” and collectively as the “Notes.” which terms shall also include any notes delivered in exchange or replacement therefor.  Except as otherwise set forth in this Agreement, the Notes shall (a) be payable on December 31, 2008 and (b) bear interest (based on a 360-day year counting actual days elapsed) on the unpaid principal amount thereof (x) commencing on November 27, 2002 until September 30, 2003 at the rate of twelve and one-half percent (12.5%) per annum and (y) commencing on October 1, 2003 until due and payable at the rate of fourteen percent (14%) per annum, which interest shall be payable in immediately available funds quarterly in arrears on the last Business Day of March, June, September and December in each year, commencing December 31, 2003, and at maturity or prior prepayment of the Notes in full.”

1.02.                     Exhibit 2.01 to the Purchase Agreement shall be replaced with Exhibit 2.01 attached as Exhibit A hereto.  On surrender for exchange of any Note pursuant to Section 2.10 of the Purchase Agreement, the Company shall issue in exchange therefor another Note or Notes substantially in the form set forth in Exhibit A hereto in the name of the holder pursuant to Section 2.10 of the Purchase Agreement.

1.03.                     Section 2.06 of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“(a)                            Required Periodic Redemptions.  On December 31, 2005 and December 31, 2006, the Company will redeem, without penalty or premium, the principal amount of the Notes equal to the amounts set forth next to the corresponding dates set forth on Schedule 2.06(a) attached hereto, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed.  Beginning on March 31, 2007 and quarterly thereafter, the Company will redeem, without penalty or premium, the principal amount of the

Notes equal to the amounts set forth next to the corresponding dates set forth on Schedule 2.06(a) attached hereto, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed.  On the stated or accelerated maturity of the Notes, the Company agrees to pay the principal amounts of the Notes then outstanding together with all accrued and unpaid interest then due thereon.  Except as set forth in subsection 2.06(c), no optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

(b)                                 Required Liquidity Redemptions.  In the event and upon the closing of a Qualifying Liquidity Event, the Company shall redeem, without penalty or premium except as set forth in Section 2.06(d), all of the outstanding Notes, together with all accrued and unpaid interest then due thereon.

(c)                                  Optional Redemptions.  In addition to the redemptions of the Notes required under subsections 2.06(a) and (b), the Company may, at any time and from time to time, redeem, without penalty or premium except as set forth in Section 2.06(d), the Notes, in whole or in part (in integral multiples of $1,000), together with interest due on the amount so redeemed through the date of redemption.  Partial redemptions made as provided in this subsection 2.06(c) shall, to the extent thereof, be applied first to reduce the principal due at maturity of the Notes and next to reduce the payments required by subsection 2.06(a) in inverse order of maturity thereof.

(d)                                 Redemption Premium.  Should the Company redeem the Notes, in whole or in part, whether pursuant to Section 2.06(b) or Section 2,06(c), at any time prior to September 30, 2005, the Company shall be obligated to pay at the time of such redemption to each holder of the Notes an additional amount equal to the interest that, but for the redemption of the Notes, would have accrued on the outstanding principal amount of the Notes held by such holder so redeemed for the period from the date of redemption through and including September 30, 2005.

(e)                                  Notice of Redemption, Pro Rata Redemption.  Notice of any optional redemption pursuant to subsection 2.06(c) shall be given to all holders of the Notes at least ten (10) Business Days prior to the date of such redemption and notice of any required redemption pursuant to Section 2.06(b) shall be given to all holders of the Notes at least ten (10) Business Days prior to the closing of a Qualifying Liquidity Event.  Each redemption of Notes pursuant to subsections 2.06(a) or (c) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all Notes as the unpaid principal amount of Notes then held by such holder bears to the aggregate unpaid principal amount of all of the Notes then outstanding.”

1.04.                     Schedule 2.06(a) attached as Exhibit B hereto shall be added to the Purchase Agreement as Schedule 2.06(a).

1.05.                     Section 2.07 of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“2.07.                  Default Rate of Interest.  If an Event of Default has occurred and is continuing, from and after the date such Event of Default occurred the entire outstanding unpaid principal balance of the Notes and any matured but unpaid interest from time to time due thereon shall bear interest, payable on demand, (i) should the Event of Default be pursuant to Section 8.01(a) or (b) hereof, at the rate of nineteen percent (19%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law, or (ii) otherwise, at the rate of seventeen percent (17%) per annum, or such lower rate as then may be the maximum rate permitted by applicable law, provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall resume bearing interest at the rate set forth in Section 2.01 from the date such Events of Default are cured.”

1.06.                     Exhibit 3.01 to the Purchase Agreement shall be replaced with Exhibit 3.01 attached as Exhibit C hereto.  On surrender for exchange of any Warrant, properly endorsed, to the Company, the Company at its expense will issue and deliver to the holder a new Warrant or Warrants substantially in the form set forth in Exhibit C hereto in the name of the holder pursuant to Section 10 of the Warrant.

1.07.                     Section 7.01(k) of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“(k)                            Board of Directors and Committees.  The Purchaser Representative shall at all times be entitled to appoint one representative to the board of directors of the Company.  The board of directors of the Company shall meet at least four (4) times per calendar year.  The Company shall at all times maintain a Compensation Committee and an Audit Committee of its board of directors.  The Purchaser Representative shall at all times be entitled to appoint one representative to each of the Compensation Committee and the Audit Committee.  The Purchaser Representative shall at all times have a representative or) each other committee of the board of directors unless and only for so long as they waive such right with respect to a specific committee or they have waived the right to appoint one representative to the board of directors of the Company.  The Company shall reimburse the Purchaser Representative and its appointees for all reasonable costs incurred by them in connection with traveling to and from and attending meetings of the board of directors and committees of the board of directors of the Company, in addition to any directors fees regularly paid to any members of the Company’s board of directors; provided, however, that in the case of CRP and its appointees, all such reimbursements and fees shall be payable to Capital Resource Management, Inc. and, to the extent legally possible, compensation in the form of stock options shall be issued to Capital Resource Management, Inc., or should that not be legally possible, such stock options shall, to the extent legally possible, be transferable at the discretion of the holder thereof.  The Company agrees to pay the fees regularly paid to any members of the Company’s board of directors or any committees to Capital Resource Management, Inc. regardless of whether a representative of the Purchaser Representative is a member of the board of directors.”

1.08.                     Section 7.01(o)(i) and Section 7.01(o)(ii) of the Purchase Agreement shall be amended such that they shall read in their entirety as follows:

“(i)                               Minimum EBITDA.  Commencing with and including the fiscal quarter ending March 31, 2004, the Company will maintain, on a consolidated basis, measured at the end of each fiscal quarter, EBITDA for the previous twelve (12) months of not less than those amounts set forth next to the corresponding fiscal quarters set forth on Schedule 7.01(o)(i) attached hereto; provided, that (a) for the quarter ending March 31, 2004 EBITDA for the previous (3)

months shall be measured; (b) for the quarter ending June 30, 2004 EBITDA for the previous six (6) months shall be measured and (c) for the quarter ending September 30, 2004 EBITDA for the previous nine (9) months shall be measured.

(ii)                                  Fixed Charge Coverage Ratio.  Commencing on and including the fiscal quarter ending March 31, 2004, the Company will maintain, on a consolidated basis, measured at the end of each fiscal quarter, a Fixed Charge Coverage Ratio for the previous twelve (12) months of not less than the amounts set forth next to the corresponding fiscal quarters set forth on Schedule 7.01(o)(ii) attached hereto; provided, that (a) for the quarter ending March 31, 2004 Fixed Charge Coverage Ratio for the previous three (3) months shall be measured; (b) for the quarter ending June 30, 2004 Fixed Charge Coverage Ratio for the previous six (6) months shall be measured and (c) for the quarter ending September 30, 2004 Fixed Charge Coverage Ratio for the previous nine (9) months shall be measured.”

1.09.                     Schedule 7.01(o)(i) to the Purchase Agreement shall be replaced with Schedule 7.01(o)(i) attached as Exhibit D hereto.

1.10.                     Schedule 7.01(o)(ii) to the Purchase Agreement shall be replaced with Schedule 7.01(o)(ii) attached as Exhibit E hereto.

1.11.                     The Company and the Purchaser hereby acknowledge and agree that the definition of “Senior Debt” in the Purchase Agreement is hereby amended by changing “S6,000,000” to “$7,500,000.” Section 7.02(b) of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“(b)                           Indebtedness.  Without the prior written consent of the Purchasers, create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness for Money Borrowed other than (1) up to $7.5 million in Senior Debt less the sum of (i) any amounts outstanding under the Notes described in (5) and (ii) the amount of any contingent consideration described in (5) that may be paid on or after the date hereof (2) the Notes (3) Indebtedness of the Company to a Significant Subsidiary, or a Significant Subsidiary to the Company or a Significant Subsidiary to a Significant Subsidiary and (4) New Debt issued in compliance with Section 3.07 if the person or entity acquiring such New Debt executes and delivers a junior subordination agreement substantially in the form of Exhibit 7.02(b), and (5) up to $804,000 of promissory notes to the three shareholders of WinnLodge as partial consideration of the purchase price therefore, and to the extent it would otherwise be considered Indebtedness for Borrowed Money, up to $696,000 of contingent consideration that may be paid to such shareholders, provided that the incurrence and maintenance of all such Indebtedness does not result in the Company’s or any Subsidiary’s failure to comply with any of the provisions of Article VII hereof.  Notwithstanding the foregoing, the Company shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Senior Debt until the principal amount of the Notes represents less than two and one-half (2.5) times EBITDA for the trailing twelve-month period.”

1.12.                     Section 7.02(m) of the Purchase Agreement shall be amended such that it shall read in its entirety as follows:

“(m)                         Capital Expenditures.  Make, or permit any Subsidiary to make, Capital Expenditures during any fiscal quarter of the Company which, when added to the Capital Expenditures for the Company and its Subsidiaries for the previous nine (9) months, exceed the amount set forth next to the corresponding quarter set forth on Schedule 7.02(m); provided, that (a) for the quarter ending March 31, 2004 Capital Expenditures for the previous three (3) months shall be measured; (b) for the quarter ending June 30, 2004 Capital Expenditures for the previous six (6) months shall be measured and (c) for the quarter ending September 30, 2004 Capital Expenditures for the previous nine (9) months shall be measured.”.”

1.13.                     Schedule 7.02(m) to the Purchase Agreement shall be replaced with Schedule 7.02(m), attached as Exhibit F hereto.

2.                                      Annulment of Defaults.

Pursuant to Section 8.02 of the Purchase Agreement, the Purchaser, as the holder of a majority or more in principal amount of all Notes outstanding, hereby agrees that upon payment of the amounts set forth in Section 3.04 below this Amendment No. 1 shall be deemed a written instrument filed with the Company in order to rescind and annul the declaration of Events of Default and their consequences under Section 8.01(c) of the Purchase Agreement as a result of the Company’s failure to perform the covenants contained in Section 7.01(o) and Section 7.02(m) of the Purchase Agreement on or prior to September 30, 2003.  The parties hereby acknowledge and agree that paragraph 10 of that certain Agreement dated as of May 12, 2003 by and between the Company and the Purchaser shall remain in full force and effect.

3.                                      Miscellaneous.

3.01.                     Effect.  Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

3.02.                     Waiver.  This Amendment No. 1 is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Purchase Agreement in the future.

3.03.                     Defined Terms.  All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Purchase Agreement unless the context clearly indicates or dictates a contrary meaning.

3.04.                     Costs, Expenses, Taxes.  The Company agrees to pay a restructuring fee of $50,000 to Capital Resource Management, Inc. and all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Amendment No. 1 and other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of the Purchaser and the fees of Testa, Hurwitz & Thibeault, LLP, special counsel for the Purchaser, with respect thereto.

3.05.                     Governing Law.  This Amendment No. 1 shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

3.06.                     Seal.  This Amendment No. 1 is executed as an instrument under seal.

3.07.                     Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment No. 1 by signing any of such counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 or have caused it to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PURCHASER:

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners Iv, LLC,
Its General Partner

By:	/s/ Robert Ammerman
Name: Robert C. Ammerman
Title: Managing Member

BORROWERS:

SOFTBRANDS, INC.

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

SOFTBRANDS MANUFACTURING, INC.

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

SOFTBRANDS HOSPITALITY, INC.

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

SOFTBRANDS INTERNATIONAL, INC.

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

SOFTBRANDS LICENSING, INC.

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

SOFTBRANDS EUROPE LIMITED

By:	/s/ George H. Ellis
Name (Printed): George H. Ellis
Title: Chairman and CEO

Exhibit A

EXHIBIT 2.01

FORM OF SENIOR SUBORDINATED SECURED NOTE

Filed as Exhibit 4.8 to Form 10.

Exhibit B

SCHEDULE 2.06(a)

Required Periodic Redemptions

Period Ended	Required Redemption

December 31, 2005	$2,000,000
December 31, 2006	$4,000,000
March 31, 2007	$1,500,000
June 30, 2007	$1,500,000
September 30, 2007	$1,500,000
December 31, 2007	$1,500,000
March 31, 2008	$2,000,000
June 30, 2008	$2,000,000
September 30, 2008	$2,000,000
December 31, 2008	$2,000,000

Exhibit C

EXHIBIT 3.01

FORM OF COMMON STOCK PURCHASE WARRANT

As amended, filed as Exhibit 4.9 to Form 10.

Exhibit D

SCHEDULE 7.01(o)(i)

As Amended, Filed as Exhibit A to Exhibit 4.7 to Form 10.

Exhibit E

SCHEDULE 7.01(o)(ii)

As Amended, Filed as Exhibit B to Exhibit 4.7 to Form 10.

Exhibit F

SCHEDULE 7.02(m)

As Amended, Filed as Exhibit C to Exhibit 4.7 to Form 10.